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EXHIBIT 10.1

RETIREMENT AGREEMENT

        This Retirement Agreement (hereinafter the "Agreement") is made and entered into between State Street Corporation, State Street Bank and Trust Company, and their respective subsidiaries and affiliates (hereinafter, collectively, "State Street" or the "Company"), and David A. Spina (hereinafter the "Executive"), effective June 30, 2004 (the "Retirement Date"). The parties seek through this Agreement to recite the mutually agreed upon terms and conditions of the Executive's retirement from State Street.

        1.    Termination of Employment.    The Executive hereby resigns from State Street's Board of Directors as well as from all other Company officerships and directorships, effective immediately as of the Retirement Date. The Executive acknowledges that he is also resigning from those particular other positions and offices related to his employment by or with the Company, as are specifically agreed to by the parties. The Company accepts the Executive's retirement and voluntary resignation from State Street, also effective as of the Retirement Date.

        2.    2004 Base Salary; Additional Payments.    The Executive shall be entitled to base salary at the rate in effect on the date hereof for any unpaid periods of his employment through and including the Retirement Date, such amount to be paid in accordance with the Company's standard payroll practices. In addition, the Company shall pay to the Executive, in recognition of his services through the Retirement Date and in lieu of any and all other bonuses, retirement benefits, incentive remuneration or other compensation or benefits (other than the retirement benefits, incentive remuneration and other compensation or benefits described at Section 3 below) to which the Executive would or might have become entitled had he not retired (including, for the avoidance of doubt, but without limitation, any and all payments under (i) the performance share awards granted to the Executive pursuant to the Company's 1997 Equity Incentive Plan for the 2003-2004 performance period or for the 2004-2005 performance period, (ii) and any other payments or benefits under the Company's 1997 Equity Incentive Plan, (iii) the Company's 1994 Stock Option and Performance Unit Plan, and (iv) the Senior Executive Annual Incentive Plan): (x) a lump-sum cash payment of $2,420,000, plus (y) an additional lump-sum cash payment as described below (the payment referred to in clause (y) being the "Prorated Performance Share Award Payment"). The Prorated Performance Share Award Payment shall be determined by prorating the number of units under the two share-based performance awards (the "PS Awards") currently held by the Executive under State Street's 1997 Equity Incentive Plan for time elapsed to the Retirement Date under the respective PS Awards and multiplying the resulting prorated number of units by an assumed stock price of $49.36 per share. The lump-sum amounts described above shall be paid by the Company to the Executive on the eighth day (or, if such day is not a business day, on the next business day following such eighth day) following the execution of this Agreement, if prior thereto there has been no revocation of acceptance as described in Section 15(c), by wire transfer of immediately available funds to an account specified by the Executive. For the avoidance of doubt, the lump-sum amounts described above shall not be eligible to be deferred or otherwise taken into account for benefit accrual or quantification purposes under any employee benefit plan or arrangement of the Company in which the Executive is a participant.

        3.    Retirement and Other Benefits.    State Street shall provide the Executive with the following payments and benefits following his retirement hereunder:

  (a)
  Stock Options.    State Street has previously awarded stock options to the Executive under its 1994 Stock Option and Performance Unit Plan and its 1997 Equity Incentive Plan (the "Option Plans"). The Executive shall be entitled to exercise each stock option so awarded that is still outstanding as of the Retirement Date (i.e., that has not earlier expired or been exercised) (each, a "Stock Option") in accordance with and subject to the limitations and restrictions set forth in the governing terms of the applicable Option Plan and/or of the option agreement or other award documentation pertaining to the Stock Options. State Street has furnished to the Executive a schedule (including vesting information), consistent with the foregoing, showing each Stock Option. In addition, State Street hereby: (i) represents that it has on file and effective with the Securities and Exchange Commission one or more registration statements on Form S-8 registering the Stock Options and the shares of State Street Common Stock subject to the Stock Options; (ii) agrees to use its reasonable best efforts to keep such registration statement or registration statements effective at all times; and (iii) represents that it has no knowledge of any restriction or limitation effective after the Retirement Date on the Executive's ability to exercise any vested Stock Option or to sell any shares of State Street Common Stock owned by the Executive or any member of his family, other than limitations and restrictions imposed by applicable federal and state securities laws.

  (b)
  Pension Benefits.    State Street represents that the Executive is vested in his currently accrued benefit as of the Retirement Date under State Street's tax-qualified defined benefit pension plan, the State Street Retirement Plan (the "Qualified Plan"), and State Street's Supplemental Executive Retirement Plan (the "SERP") and, at retirement in accordance with this Agreement, will be vested in his accrued benefit as of the Retirement Date (but taking into account the proviso set forth in the third sentence of this Section 3(b)) under State Street's Supplemental Defined Benefit Pension Plan (the "Executive SERP", and together with the Qualified Plan and the SERP, the "Retirement Plans"). State Street has furnished to the Executive a schedule showing his vested benefits under the Retirement Plans (the "Retirement Benefits"). The Executive shall be entitled following the Retirement Date to receive the Retirement Benefits in accordance with and subject to the terms of the applicable Retirement Plans; provided, that for purposes of determining benefits under the SERP and the Executive SERP, compensation or remuneration paid or payable pursuant to Section 2 above or otherwise paid or payable pursuant to this Agreement shall be disregarded. In addition to the foregoing benefits, the Executive will be entitled to receive, following the Retirement Date, all of his accrued benefits as of the Retirement Date under State Street's Salary Savings Program and its 401(k) Restoration and Voluntary Deferral Plan, in each case in accordance with and subject to the terms of the applicable plan.

  (c)
  Continued Participation in State Street Benefits.    Following the Retirement Date, the Executive will be entitled to participate in State Street's retiree benefit programs, in each case in accordance with the terms of the applicable program as from time to time in effect. State Street has furnished the Executive a summary description of its currently applicable retiree programs. In addition, the Executive shall be provided with transitional office space and related office services, and administrative support, as determined by the Company, at 225 Franklin Street until December 31, 2004.

        4.    Non-Competition/Non-Solicitation.    The Executive agrees that, during the period from the Retirement Date through and including June 30, 2006 (the "Period"), the Executive will not, directly or indirectly, anywhere in the world, whether as an owner, partner, investor, consultant, director, employee or otherwise, (a) accept employment with, work for or otherwise provide services to, whether with or without compensation, any entity that is a financial services organization a material part of whose business is the provision of securities custody and record keeping services; (b) solicit or encourage any customer of State Street on the Retirement Date to conduct with anyone else any business or activity which such customer conducts with State Street as of the Retirement Date; (c) solicit any employee of State Street to discontinue his/her employment with the Company (other than through general solicitations or advertising); and/or (d) solicit any independent contractor providing services to State Street to terminate his/her/its relationship with the Company. The Executive also agrees that he will not personally during the Period, directly or indirectly, provide advice as to securities custody and record keeping services to any entity that competes with State Street in securities custody and record keeping services or provide such advice to any other entity for the purpose of enabling such entity to compete in the area of the securities custody and record keeping services industry in which State Street is engaged. For purposes of this Agreement, an "employee" or "independent contractor" of State Street is any person who occupied such status on or within twelve (12) months prior to the Retirement Date.

For purposes of this Section 4, the term "a material part of whose business" shall mean at least fifteen percent (15%) of such entity's reported net income for the most recently completed full fiscal year of such entity. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not in excess of 1% of any security issued and outstanding of an entity listed on a national securities exchange or traded on the NASDAQ National Market. The parties understand that the obligations of the Executive pursuant to this Section 4 shall be deemed for all purposes as controlling, in lieu of any different undertakings of the Executive on the same subject contained in any agreement previously entered into or binding between the Executive and the Company.

        5.    Confidential Information.    The Executive agrees that, except as required by applicable law, rule, regulation or legal process, he will never, directly or indirectly, use or disclose any Confidential Information belonging to the Company. For purposes of this Agreement, "Confidential Information" means any and all proprietary or confidential information of State Street that is not generally known by others with whom it competes or does business, including but not limited to (a) all proprietary information of State Street, including but not limited to the products and services, technical data, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company, (c) the manner in which State Street operates, (d) State Street's actual and projected financial performance, (e) the identity and special needs of the customers, prospective customers and investors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes any information that State Street has received as of the Retirement Date from customers, investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed. Notwithstanding the foregoing, "Confidential Information" does not include any information (i) that is currently or becomes publicly available or a matter of public knowledge or domain through no wrongful act or omission by the Executive, or (ii) that is received by the Executive from a third party who is not known by the Executive to be bound by an obligation of confidentiality to State Street to not disclose that information.

        6.    Remedies.    State Street and the Executive agree without reservation that the restraints set forth in Sections 4 and 5 hereof are necessary for the reasonable and proper protection of the Company; that each and every one of the restraints is reasonable with respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment, if he wishes to do so, during the non-competition period. The Executive further agrees that, were he to breach any of the covenants contained in Section 4 or Section 5, the damage to the Company would be irreparable. The Executive agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants. It is expressly agreed that the Company will not have to post bond in connection with any such injunction, and that the Executive will not take, and will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants and agreements herein. The Company and the Executive further agree that, in the event that any provision of Section 4 or Section 5 of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, the Company and the Executive agree that the period of restriction described in Section 4 shall be tolled, and shall not run, during any period of time in which the Executive is finally judicially determined by a court of competent jurisdiction to have been in breach of the terms of Section 4 of this Agreement.

        7.    Post-Employment Cooperation.    The Executive agrees he will reasonably cooperate with State Street with respect to any matters arising during or related to his employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement other than in connection with any litigation or other proceeding commenced by the

Company against the Executive and other than any litigation or other proceeding commenced by the Executive against the Company to enforce the Executive's rights under this Agreement or with respect to any right, claim or cause of action which the Executive has not released pursuant to Section 8 of this Agreement. As part of such reasonable cooperation, the Executive shall provide information to State Street and its attorneys with respect to any matter arising during or related to his employment, shall make himself reasonably available to meet with Company personnel and the Company's attorneys, and shall, at the Company's reasonable request and upon reasonable notice, travel to such places as the Company may specify (for which the Company will reimburse the Executive for his reasonable travel and lodging expenses). Finally, as part of such reasonable cooperation agreed to herein, the Executive shall promptly notify State Street's General Counsel, within three business days, of his actual receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to his employment or directorship at State Street. In the event that the Executive's required cooperation pursuant to this Section exceeds an aggregate of thirty (30) days, State Street shall compensate him at a per diem rate of $2,000 per day for each additional day on which he provides such cooperation. The Company shall promptly notify the Executive, within three business days, of its actual receipt from any third party or governmental entity of a request for testimony of and/or documents from the Executive, whether by legal process or otherwise, relating to any matter arising during or relating to the Executive's employment or directorship at State Street. State Street agrees to provide the Executive reasonable access to information regarding his employment benefits and to Company personnel who have knowledge of such matters.

        8.    Executive's Release of Claims.    In consideration of the additional benefits to be provided the Executive hereunder, the Executive hereby releases, waives and forever discharges State Street and all those persons, employees, directors, agents and entities affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, breach of fiduciary duty, or claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, or any other local, state, or federal law, regulation or other requirement or any other claim relating to or arising out of the Executive's employment and/or directorship with State Street and/or his ownership of Company stock. The Executive hereby covenants that he will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against State Street that have been waived hereunder. It is agreed and understood that the forgoing general release does not waive any of the following rights: (a) to the pay or benefits to be provided to the Executive as set forth herein; (b) to enforce the terms of this Agreement; (c) to continue to vest in Stock Options and to exercise vested Stock Options in accordance with the terms of applicable plans; (d) to access any benefit to which he is entitled in any State Street retirement plan; (e) to pursue counterclaims and defenses related to claims that State Street has not waived pursuant to this Agreement, claims arising after the Retirement Date, and claims which the Executive may not release pursuant to applicable laws and regulations; and (f) to avail himself of any rights to insurance or indemnification that the Executive may have (including with respect matters that are the subject of this release) under State Street's articles, by-laws or applicable insurance policies, under applicable law, or otherwise, in each case as amended from time to time.

        9.    State Street's Release of Claims.    In exchange for the commitments of the Executive set forth herein, State Street, for itself and on behalf of each of its subsidiaries and affiliates, hereby voluntarily and forever releases, waives and discharges the Executive from and against any and all causes of action, rights or claims now existing, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, breach of fiduciary duty, or claims of violation of any local, state or federal law, regulation or other requirement or any other claim relating to or arising out of the Executive's employment and/or directorship with State Street. The Company hereby covenants that it will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against the Executive that have been waived hereunder. It is agreed and understood that the forgoing general release does not waive any of the following rights: (a) to enforce the terms of this Agreement, (b) to pursue claims arising from criminal, fraudulent or otherwise intentionally wrongful conduct on the Executive's part that is contrary to the Company's interests; (c) to pursue claims arising from the Executive's violation of state or federal securities laws or regulations; (d) to pursue claims arising from actions taken after the Retirement Date; (e) to pursue counterclaims and defenses related to claims that the Executive has not waived pursuant to this Agreement; and (d) to pursue claims which State Street may not release pursuant to applicable laws and regulations.

        10.    Indemnification.    The Executive shall be entitled (a) to such rights to indemnification as shall exist in State Street's articles and by-laws, as amended from time to time, under applicable law, and under any agreement between the Executive and the Company, and (b) to coverage under State Street's directors' and officers' insurance policy and other applicable liability policies, as in effect from time to time, for causes relating to all acts or omissions occurring on or prior to the Retirement Date, to the extent set forth in such documents, but in no event greater or lesser than the extent to which such coverage or rights have been or are extended to other officers or directors of State Street.

        11.    Entire Agreement.    This Agreement, together with all other plans, agreements and documents referred to herein and as modified hereby, constitute the entire agreement between State Street and the Executive, and supersede any other contracts or commitments with respect to the Executive's employment with the Company and/or service on the Company's Board of Directors, and/or his retirement, except to the extent expressly provided for herein.

        12.    Modification of Agreement.    This Agreement may only amended, modified or waived by a writing signed by parties duly authorized to do so.

        13.    Successors and Assigns; Death Benefits.    It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties' successors and assigns. In the case of benefits under an employee benefit plan or program of the Company (including, but without limitation, the Qualified Plan, the SERP, the Executive SERP, the Salary Savings Program, the 401(k) Restoration and Voluntary Deferral Plan, the Option Plans, and any life insurance policy or program under which the Executive is covered), the heirs or beneficiaries of the Executive shall be entitled only to such death benefits and other rights and benefits, if any, as are provided under the terms of the applicable plan or program.

        14.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, or twelve hours after having been delivered or sent by facsimile, to the following addresses or to such other addresses as the parties shall have furnished to each other in writing.

        If to the Executive:

    David A. Spina
    17 Campbell Road
    Wayland, MA 01778

        With a copy to:

    Stephen A. Hurwitz, Esq.
    Testa, Hurwitz & Thibeault, LLP
    125 High Street
    Boston, MA 02110-2704

        If to the Company:

    State Street Corporation
    Attn: Chief Executive Officer
    225 Franklin Street
    Boston, MA 02110

        15.    Miscellaneous.

  (a)
  All payments to the Executive and all benefits, entitlements and accruals of the Executive under this Agreement or under any other State Street plan or program (whether or not expressly mentioned in this Agreement) are conditioned upon the payment by the Executive of the employee's portion of applicable required tax withholdings, including, without limitation, FICA (including Medicare) tax withholdings. State Street may reduce any cash payments by the amount of any such applicable tax withholdings.

  (b)
  Effective as of the Retirement Date, the Executive shall cease to be covered by that certain Employment Agreement dated as of October 19, 1995 (the "Change of Control Agreement"), and the Change of Control Agreement shall have no further force or effect; provided, that nothing herein shall eliminate or otherwise adversely affect any protections that the Executive may have upon a change of control of State Street under other plans, awards or agreements, including, without limitation, accelerated vesting of outstanding stock options.

  (c)
  In order to be certain that this Agreement will resolve any and all concerns that the Executive might have, State Street requests that he carefully consider its terms, including the general release of claims set forth above. For a period of seven days following his execution of this Agreement, the Executive may revoke his acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

  (d)
  In signing this Agreement, the Executive acknowledges that he understands its provisions; that his agreement is knowing and voluntary; that he has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of his choosing; and that he has been advised to seek counsel from an attorney and has in fact done so.

  (e)
  The parties' substantive and procedural rights with respect to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

  (f)
  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
/s/ David A. Spina David A. Spina Dated: June 30, 2004	/s/ John R. Towers State Street Corporation State Street Bank and Trust Company By: John R. Towers, Vice Chairman Dated: June 30, 2004

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  EXHIBIT 10.1